Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE October 24, 2006	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Fiscal Year Net Income of $83.9 Million

Double-Digit Increases Achieved in Income, Margin, Deposits, and Loan Production

Fourth-Quarter 2006 Highlights:

•	Record net income of $24.2 million

•	Net-interest margin of 2.26%, up 42 basis points over the same quarter last year

•	Total deposits of $6.1 billion, up 28% from Sept. 30th last year

•	Core deposits of $4.4 billion, up 26% from Sept. 30th last year

•	Total assets of $13.6 billion, up 27% from Sept. 30th last year

•	Total loan production of $1.7 billion, up 7% over the same quarter last year

Fiscal 2006 Highlights:

•	Record net income of $83.9 million

•	Net-interest margin of 2.13%, up 36 basis points from Sept. 30, 2005

•	Commercial and commercial real estate loan balances of $1.2 billion, up 23% from Sept. 30th last year

•	$1.6 billion in residential loans sold, for a gain of $13.4 million, up 464% over fiscal 2005

•	Common stock offering of 5.75 million shares for $150.9 million

•	14 new branch locations and entry into four new counties: Charlotte, Hillsborough, Manatee and Sarasota

CORAL GABLES, Fla. - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited, FSB, today reported record net income of $24.2 million for the quarter ended Sept. 30, 2006, compared to net income of $14.3 million for the same quarter last year. Basic and diluted earnings per share for the quarter were $0.66 and $0.63, respectively, up from $ 0.47 and $0.44 per share, respectively, for the same quarter last year.

Net income for the fiscal year ended Sept. 30, 2006, was $83.9 million, compared to $27.5 million for the fiscal year ended Sept. 30, 2005. Basic and diluted earnings per share for the fiscal year were $2.43 and $2.30, respectively, as compared to $0.90 and $0.85 for the 2005 fiscal year. Earnings per share for the 2006 fiscal year include the dilutive effect of 5.75 million shares of Class A common stock issued in the January 2006 public offering.

Net income for the 2005 fiscal year included an after-tax charge of $24.6 million related to the company’s prepayment of Federal Home Loan Bank of Atlanta (FHLB) advances and the settlement of related swaps. Excluding losses related to the FHLB prepayments, BankUnited’s net income for the 2005 fiscal year was $51.7 million, and basic and diluted earnings were $1.70 and $1.60 per share, respectively. For more information, please see the reconciliation of GAAP to non-GAAP measures in the financial tables of this release.

Alfred R. Camner, BankUnited’s chairman and chief executive officer, said, “We are proud to report another quarter and a year of record earnings. We’ve expanded our branch network and key business operations, completed a number of successful loan sales and realized a 36-basis point increase in margin for the year. This increase is especially significant in light of the margin compression reported by many in our industry.

“We’re continuing to build a successful Florida bank complemented by a national residential lending business. While doing so, we’ve kept an unrelenting focus on credit quality, which is evident in the 16-basis point non-performing asset level. As we have stated in the past, there is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future. However, we are confident that our stringent credit standards combined with a strong Florida economy, low unemployment and continued population growth in the markets we serve will position us well for the future.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “The success of our neighborhood micro-market banking strategy is demonstrated by the growth in our deposits and loans as well as in our internal cross-sell and retention metrics. In the coming year, we plan to continue to expand our branch network within and outside our existing markets by adding a total of 10 to 12 new locations. With the continued consolidation of key competitors in the Florida market, we feel we have a great opportunity to hire experienced local bankers and attract new customers.

“In addition, we are taking advantage of these opportunities to continue to expand our commercial and commercial real estate teams into new markets within our footprint. In the second half of the fiscal year, we also intensified our focus on wealth management products and services.”

Net-Interest Margin

Net-interest margin improved to 2.26% for quarter ended Sept. 30, 2006, up from 2.18% for the preceding quarter, and from 1.84% for the same quarter last year. Net-interest margin for the fiscal year was 2.13%, up from 1.77% for the 2005 fiscal year.

BankUnited’s margin continued to expand due to a number of factors including, the further development of mortgage product offerings; the execution of programs implemented in prior quarters, including those relating to prepayments; the pause in interest rate increases by the Federal Reserve Open Market Committee; and the success of BankUnited’s neighborhood micro–market banking strategy.

Should the Federal Reserve Open Market Committee maintain rates at the current level or slowly implement rate changes, the lagging effect on the re-pricing of the adjustable-rate mortgage loans should continue to have a positive effect on margin.

Deposit Growth

Total deposits increased 28% to $6.1 billion at Sept. 30, 2006, up from $4.7 billion at Sept. 30, 2005. Core deposits increased to $4.4 billion at Sept. 30, 2006, up 26% from Sept. 30, 2005. In the quarter ended March 31, 2006, BankUnited redefined core deposits to include certificates of deposit of $100,000 and less, consistent with current industry standards. Non-interest bearing deposits rose to $392.0 million at Sept. 30, 2006, up 6% from Sept. 30, 2005.

Loan Production and Balances

Total loan originations for the quarter were $1.7 billion, up 7% over the same quarter last year. Total loan originations for the 2006 fiscal year were $6.9 billion, up 26% over the 2005 fiscal year. After loan sales and repayments, total loans grew by $886 million, or 8%, during the quarter, and by $3.4 billion, or 42%, for the fiscal year to $11.4 billion as of Sept. 30, 2006.

Commercial and commercial real estate loan balances grew to $1.2 billion at Sept. 30, 2006, up 23% from Sept. 30th last year. This includes a $65.0 million increase in commercial and commercial real estate loan balances during the fourth quarter.

Consumer loan balances, which include specialty consumer mortgage loans originated through branch offices, grew by $112.0 million, or 12% for the fiscal year to $1.1 billion at Sept. 30, 2006.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $1.5 billion for the quarter, up 20% over the fourth quarter of last year. For the 2006 fiscal year, residential mortgage loan originations were a record $5.7 billion, up 43% over the 2005 fiscal year. Residential mortgage loan balances increased $3.0 billion during the fiscal year to $9.0 billion at Sept. 30, 2006. During the fourth quarter, BankUnited continued to experience strong loan production despite reports of slowing housing markets around the nation.

In late September, federal banking agencies released guidelines for option-ARM mortgage lenders. Historically, BankUnited’s lending practices have generally been consistent with these guidelines and therefore no significant impact on BankUnited’s operations is expected.

During the fourth quarter, BankUnited originated $1.4 billion of Monthly Treasury Average (MTA) option-ARM residential loans, an increase of 32% over the fourth quarter of last year.

Option-ARM loans represented 58% of the total loan portfolio at the end of the fiscal year. The $6.7 billion in option-ARM balances had negative amortization of $89 million, or 1.3%. As of Sept. 30, 2006, less than 10% of option-ARM loans in the portfolio had negative amortization greater than 3% of the original principal amount. Option-ARM loans are designed to allow for negative amortization. As the MTA index re-prices upward, negative amortization is expected to increase. Conversely, as the MTA index re-prices downward, negative amortization is expected to decrease.

In almost all circumstances, loans originated with Loan to Values (LTV) greater than 80% require the purchase of mortgage insurance. With the adjustment for coverage of mortgage insurance, the average LTV of the residential portfolio at inception was 71%. The average outstanding balance of a residential loan in the portfolio as of Sept. 30, 2006, was $274,000.

The average LTV of the option-ARM portfolio after the adjustment for coverage of mortgage insurance was 73%. The average outstanding balance of an option-ARM loan in the portfolio as of Sept. 30, 2006, was $303,000. Current LTVs may actually be lower than stated due to reduction of principal as well as appreciation of housing markets.

Non-Interest Income

Total non-interest income was $10.1 million for the fourth quarter of 2006, up 80% from the same quarter last year. For the 2006 fiscal year, total non-interest income was $35.7 million, up 54% from last year.

Gain on sale of assets, including loans and securities, totaled $4.5 million for the fourth quarter of 2006, compared to $614,000 for same quarter last year. Gain on sale of assets, including loans and securities, totaled $13.3 million for the 2006 fiscal year, compared to $6.1 million for the 2005 fiscal year.

BankUnited sold $470 million of residential mortgage loans during the quarter ended Sept. 30, 2006, for a gain of $4.6 million, compared to a gain of $384,000 for the quarter ended Sept. 30, 2005. BankUnited sold $1.6 billion of residential mortgage loans during the 2006 fiscal year for a gain of $13.4 million, up 464% compared to a gain of $2.4 million on loan sales for the 2005 fiscal year. The increase in both volume and gain on loan sales reflects the market’s favorable perception of BankUnited’s mortgage products and underwriting standards.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $3.0 million for the fourth quarter of 2006, up 11% from the same quarter last year. Fee income for the 2006 fiscal year was $11.6 million, up 26% over the 2005 fiscal year.

BankUnited’s portfolio of residential loans serviced for others was $1.6 billion at Sept. 30, 2006, compared to $1.7 billion at Sept. 30, 2005. Servicing fees net of amortization for the quarter ended Sept. 30, 2006, resulted in income of $1.1 million, compared to a loss of $302,000 for the same quarter in the prior year. For fiscal 2006, servicing fees net of amortization resulted in income of $3.5 million, compared to a loss of $316,000 for fiscal 2005. In addition, BankUnited recorded $1.0 million and $130,000 in impairment charges for the 2006 and 2005 fiscal years, respectively, based on valuations of the servicing portfolio by independent third parties.

Expenses and Efficiency Ratio

Non-interest expense increased $12.0 million for the fourth quarter of 2006 to $42.2 million, up 40% from $30.2 million for the same quarter last year. Non-interest expense increased $6.3 million for the 2006 fiscal year to $150.2 million, up 4% from $143.9 million in fiscal 2005. Excluding a $35.8 million pre-tax prepayment fee on FHLB debt, the 2005 fiscal year non-interest expense was $108.1 million. This increase reflects the company’s ongoing targeted expansion of its branch network, operations and support areas.

The efficiency ratio for the quarter was 51.02%, an improvement from 58.9% for the same quarter last year. The efficiency ratio for the 2006 fiscal year was 52.49%, an improvement from 77.52% for the prior fiscal year. Excluding the effect of FHLB prepayment fees, the efficiency ratio for 2005 fiscal year would have been 57.14%.

Asset Quality

Non-performing assets as a percentage of total assets increased to 0.16% from 0.11% for the previous quarter, and was up from 0.08% at Sept. 30, 2005.

The allowance for loan losses as a percentage of total loans was 0.32% as of Sept. 30, 2006, compared to 0.32% as of Sept. 30, 2005, and 0.31% as of June 30, 2006

Net recoveries for 2006 were 0.002% compared to net charge offs of 0.03% in 2005.

Dividends on Class A Common Stock

During the fourth quarter, BankUnited’s board of directors declared and paid its seventh consecutive quarterly cash dividend of one-half cent ($0.005) per share of its Class A Common Stock. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time at the sole discretion of the board.

Capital Ratios and Book Value

BankUnited, FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.3% and 14.3%, respectively, at Sept. 30, 2006.

During the fiscal year BankUnited completed an offering of 5.75 million shares of its Class A common stock at a price of $26.25. The offering raised approximately $150.9 million.

Book value per common share was $20.37 as of Sept. 30, 2006, up from $16.59 at Sept. 30, 2005.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited, FSB, the largest banking institution headquartered in Florida. Serving customers through 75 branches in 11 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota and Lee, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter and fiscal year will be held on Tuesday, Oct. 24, at 2 p.m. EDT, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (800) 720-5032. The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 8793551. A replay of the call will be available from 3 p.m. EDT on Oct. 24 through 11:59 p.m. EST on October 31, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 8793551.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended Sept 30, 2006 Earnings Release

	For the Three Months Ended			For the FY ended
	Sept 30, 2006	June 30, 2006	Sept 30, 2005	Sept 30,
				2006	2005
Operations Data:
Interest income:
Interest and fees on loans	$193,160	$168,144	$106,514	$623,792	$345,005
Interest on mortgage-backed securities	14,335	15,119	13,804	62,377	64,265
Interest and dividends on investments and other interest-earning assets	7,749	7,082	5,081	27,339	21,606

Total interest income	215,244	190,345	125,399	713,508	430,876
Interest expense:
Interest on deposits	61,820	54,246	31,156	199,970	98,313
Interest on borrowings	76,714	65,308	45,019	247,396	157,632
Interest on trust preferred securities and subordinated debentures	4,129	3,996	3,617	15,700	12,466

Total interest expense	142,663	123,550	79,792	463,066	268,411

Net interest income	72,581	66,795	45,607	250,442	162,465

Provision for loan losses	4,600	1,200	800	10,400	3,800

Net interest income after provision for loan losses	67,981	65,595	44,807	240,042	158,665

Other income:
Loan servicing fees, net of amortization	1,131	983	(302)	3,545	(316)
Impairment of mortgage servicing rights	(166)	(540)	—	(1,036)	(130)
Loan fees	906	838	772	3,407	2,506
Deposit fees	1,318	1,375	1,240	5,348	4,422
Other fees	726	795	659	2,868	2,266
Gain on sales of loans, securities, and other assets (1)	4,536	4,973	614	13,271	6,112
Insurance and investment income	581	926	1,086	3,720	4,284
Loss on swap	(192)	(551)	—	(1,657)	(1,369)
Other income	1,275	1,695	1,554	6,228	5,330

Total other income	10,115	10,494	5,623	35,694	23,105

Other expense:
Employee compensation	21,128	20,511	14,547	76,211	51,817
Occupancy and equipment	8,598	8,012	6,772	29,572	24,379
Professional fees	1,860	1,733	2,139	6,506	5,556
Telecommunications and data processing	3,024	2,707	1,998	10,192	7,030
Advertising and promotion expense	1,864	2,019	1,325	6,945	5,579
Debt extinguishment	—	—	(734)	—	35,814
Other operating expenses	5,719	5,213	4,129	20,767	13,680

Total other expense	42,193	40,195	30,176	150,193	143,855

Income before income taxes	35,903	35,894	20,254	125,543	37,915

Provision for income taxes	11,715	12,069	5,989	41,668	10,378

Net income	$24,188	$23,825	$14,265	$83,875	$27,537

Earning Per Share Data:
Net income	$24,188	$23,825	$14,265	$83,875	$27,537
Preferred stock dividends	118	118	112	473	431

Net income available to common stockholders	$24,070	$23,707	$14,153	$83,402	$27,106

Basic earnings per common share:	$0.66	$0.65	$0.47	$2.43	$0.90

Weighted average common shares outstanding	36,379	36,212	30,122	34,297	30,090

Diluted earnings per common share:	$0.63	$0.62	$0.44	$2.30	$0.85

Weighted average diluted common shares outstanding	38,600	38,629	32,241	36,544	32,339

	For the Three Months Ended			For the FY ended
	Sept 30, 2006	June 30, 2006	Sept 30, 2005	Sept 30,
				2006	2005
(1) Consists of the following:
Gain on sales of investments and mortgage-backed securities	$—	$—	$227	$—	$3,742
Gain on sales of loans and other assets	$4,536	$4,973	$387	$13,271	$2,370

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BankUnited Financial Corporation

Quarter Ended September 30, 2006 Earnings Release (continued)

		For the Three Months Ended			For the Year Ended
		September 30, 2006	June 30, 2006	September 30, 2005	September 30,
					2006	2005
		(dollars and shares in thousands, except per share amounts)
Reconciliation of GAAP to non-GAAP measures:

Net income:
	GAAP net income	$24,189	$23,825	$14,265	$83,875	$27,537
	Less: after-tax effect of debt prepayment	—	—	478	—	(24,168)

	Non-GAAP net income	$24,189	$23,825	$13,787	$83,875	$51,705

Earnings per share:
Basic
Numerator	GAAP net income available to common stockholders	$24,071	$23,707	$14,153	$83,402	$27,106
	Less: after-tax effect of debt prepayment	—	—	478	—	(24,168)

	Non-GAAP net income available to common stockholders	$24,071	$23,707	$13,675	$83,402	$51,274

Denominator	GAAP weighted average common shares outstanding	36,379	36,212	30,122	34,297	30,090
	Adjustment for non-GAAP measure	—	—	—	—	—

	Non-GAAP weighted average common shares outstanding	36,379	36,212	30,122	34,297	30,090

EPS	GAAP basic earnings per share	$0.66	$0.65	$0.47	$2.43	$0.90
	Less: after-tax effect of debt prepayment	—	—	0.02	—	(0.80)

	Non-GAAP basic earnings per share	$0.66	$0.65	$0.45	$2.43	$1.70

Diluted
Numerator	GAAP net income available to common stockholders	$24,071	$23,707	$14,153	$83,402	$27,106
	Less: after-tax effect of debt prepayment	—	—	478	—	(24,168)
	add back from convertible stock dividends	(118)	(118)	(112)	(473)	(431)

	Non-GAAP net income for diluted earnings per share	$24,189	$23,825	$13,787	$83,875	$51,705

Denominator	GAAP weighted average shares for diluted earnings per share	38,600	38,629	32,241	36,544	32,339
	Adjustment for non-GAAP measure	—	—	—	—	—

	Non-GAAP weighted average shares for diluted earnings per share	38,600	38,629	32,241	36,544	32,339

EPS	GAAP diluted earnings per share	$0.63	$0.62	$0.44	$2.30	$0.85
	less: Impact of adjustments to earnings and shares outstanding	—	—	0.01	—	(0.75)

	Non-GAAP basic earnings per share	$0.63	$0.62	$0.43	$2.30	$1.60

Note:	BankUnited believes earnings, not including losses related to the FHLB prepayments (the “Non-GAAP Measure”), provides useful information to investors for the performance of financial analysis. BankUnited uses the Non-GAAP Measures internally to execute its in-period financial operating performance and to plan for future periods. However, Non-GAAP Measures are neither stated in accordance with, nor are they a substitute for, GAAP measures.

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BankUnited Financial Corporation

Quarter Ended Sept 30, 2006 Earnings Release

	As of
	Sept 30, 2006	June 30, 2006	Sept 30, 2005
		(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$13,570,899	$12,877,044	$10,667,705
Cash and cash equivalents	$66,655	$111,188	$238,051
Investment securities	$299,909	$294,652	$289,932
Mortgage-backed securities	$1,225,944	$1,301,836	$1,626,005
Loans:
Residential loans (1)	$8,967,323	$8,188,069	$5,999,713
Specialty consumer mortgages	694,590	692,069	$678,609
Commercial and commercial real estate loans	1,204,939	1,140,008	978,233
Consumer loans (2)	373,631	353,812	277,204
Unearned discounts, premiums and loan fees	196,601	177,236	119,588
Allowance for loan losses	(36,378)	(32,349)	(25,755)

Loans receivable, net (excluding loans held for sale)	$11,400,706	$10,518,845	$8,027,592

Loans held for sale	$9,542	$109,967	$12,196
FHLB Stock	$255,342	$240,042	$189,593

Liability Data:
Total liabilities	$12,816,581	$12,163,650	$10,160,089
Deposits:
Non-interest bearing deposits	$392,264	$384,812	$371,535
Interest bearing checking and money market deposits	466,690	378,707	382,817
Savings	1,345,157	1,340,311	1,179,571
Certificates of deposit $100,000 and less	2,198,773	2,120,092	1,559,720

Total core deposits (3)	4,402,884	4,223,922	3,493,643
Certificates of deposit over $100,000	1,671,248	1,631,118	1,239,712

Total deposits	$6,074,132	$5,855,040	$4,733,355

Other borrowings (4)	$6,240,739	$5,845,412	$4,981,733
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,791	$195,874	$195,500

Equity Data:
Total stockholders’ equity	$754,318	$713,394	$507,616
Preferred equity	$7,268	$7,268	$6,562

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (5)	$11,122,817	$10,289,935	$8,015,588
Investment securities	$296,672	$290,337	$287,685
Mortgage-backed securities	$1,270,964	$1,357,336	$1,455,296
Interest-earning assets	$12,963,366	$12,189,501	$9,968,819
Assets	$13,315,999	$12,539,956	$10,268,583
Interest bearing deposits	$5,537,946	$5,294,892	$4,027,861
Non-interest-bearing deposits	$375,805	$381,425	$334,087
Other borrowings (4)	$6,159,633	$5,690,041	$4,970,824
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,841	$195,924	$196,209
Interest-bearing liabilities	$12,013,420	$11,300,858	$9,314,895
Liabilities	$12,581,271	$11,832,751	$9,768,494
Stockholders’ equity	$734,728	$707,206	$500,089

(1)	Excludes specialty consumer mortages which are reported separately under the caption Specialty Consumer Mortgages
(2)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are reported separately under the caption Specialty Consumer Mortgages
(3)	Core deposits have been redefined to include certificates of deposits $100,000 and less in addition to checking, savings and money market accounts.
(4)	Includes FHLB advances, repurchase agreements, federal funds purchased and other borrowings.
(5)	Includes loans held for sale.

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BankUnited Financial Corporation

Quarter Ended Sept 30, 2006 Earnings Release

	For the Three Months Ended
	Sept 30, 2006	June 30, 2006	Sept 30, 2005
Selected Data:
Quarterly Performance Data:
Return on average tangible common equity	13.77%	14.12%	12.17%
Return on average assets	0.73%	0.76%	0.56%
Yield on interest-earning assets	6.63%	6.25%	5.02%
Cost of interest-bearing liabilities	4.71%	4.38%	3.40%
Net interest yield on earning assets (margin)	2.26%	2.18%	1.84%
Net interest spread	1.92%	1.87%	1.62%
Efficiency Ratio	51.02%	52.01%	58.90%

	For the Fiscal Year Ended
	Sept 30, 2006	Sept 30, 2005
Year to Date Performance Data:
Return on average tangible common equity	13.56%	5.79%
Return on average assets	0.69%	0.29%
Yield on interest-earning assets	6.06%	4.70%
Cost of interest-bearing liabilities	4.23%	3.14%
Net interest yield on earning assets (margin)	2.13%	1.77%
Net interest spread	1.83%	1.56%
Efficiency Ratio	52.49%	77.52%

	As of
	Sept 30, 2006	June 30, 2006	Sept 30, 2005
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$20.37	$19.27	$16.59
Tangible book value per common share	$19.60	$18.50	$15.65
Closing price of Class A Common Stock	$26.07	$30.52	$27.87
Common shares outstanding	36,666	36,641	30,200
Average equity to average assets (3 mos.)	5.52%	5.64%	4.87%

Capital Ratios:
Tangible capital ratio (1)	7.3%	7.1%	7.1%
Tier 1 core capital ratio (1)	7.3%	7.1%	7.1%
Total risk-based capital ratio (1)	14.3%	14.0%	14.5%

Non-Performing Assets:
Non-accrual loans	$20,740	$13,230	$8,391
Loans 90 day past due and still accruing	—	51	—

Total non-performing loans	20,740	13,281	8,391
Real estate owned	729	666	542

Total non-performing assets	$21,469	$13,947	$8,933

Allowance for loan losses	$36,378	$32,349	$25,755

Non-performing assets to total assets	0.16%	0.11%	0.08%
Non-performing loans to total loans	0.18%	0.12%	0.10%
Allowance for loan losses as a percentage of total loans	0.32%	0.31%	0.32%
Allowance for loan losses as a percentage of non-performing loans	175.40%	243.57%	306.94%
Net charge-offs (recoveries) for the three months ended	$571	$(574)	$2,124
Net annualized year-to-date (recoveries) charge-offs as a percentage of average total loans	(0.002)%	(0.011)%	0.03%

(1)	Capital ratios are for BankUnited FSB only.